Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

AtlasClear Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

			Fee			Proposed
			Calculation			Maximum	Maximum
			or Carry			Offering	Aggregate		Amount of
	Security		Forward	Amount		Price Per	Offering	Fee	Registration
	Type	Security Class Title	Rule	Registered(1)		Unit(2)	Price	Rate	Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	457(c)	326,147,852	(3)	$0.1735	$56,586,652.32	$0.00015310	$8,663.42
		Total Offering Amounts					$		$
		Total Fees Previously Paid							$––
		Total Fee Offsets							$––
		Net Fee Due							$8,663.42

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on December 26, 2024, as reported on the NYSE American LLC.
(3)Consists of an aggregate of up to 326,147,852 shares of Common Stock issued or issuable to the Selling Stockholders named in this prospectus.